Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Contract”) is made as of this 30th day of November, 2015 (the “Effective Date”) by and between A-C DEVELOPMENT CLUB, LLC, a South Carolina limited liability company, A-C FINANCING, LLC, a South Carolina limited liability company, LITCHFIELD SHOPS FINANCING, LLC, a South Carolina limited liability company, LADSON CROSSING FINANCING, LLC, a South Carolina limited liability company, DEVINE CENTER FINANCING, LLC, a South Carolina limited liability company, and SHOPPES AT MYRTLE PARK, LLC, a South Carolina limited liability company (collectively referred to herein as “Seller”), and WHLR-ACD ACQUISITION COMPANY, LLC a Delaware limited liability company, (referred to herein as “Purchaser”).
WITNESSETH:

For and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:
1.Property.     Subject to the terms and conditions herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following described property:
A.    1.    All those certain tracts or parcels of land located in Charleston, South Carolina, known as Folly Road Crossing Shopping Center, with a street address of 1895 Folly Road, Charleston, South Carolina, consisting of approximately 9.64 acres of land, together with the buildings with a total of approximately 47,974 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by A-C Development Club, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land; and

2.    All those certain tracts or parcels of land located in Georgetown, South Carolina, known as Georgetown Shopping Center, with a street address of 1620 Highmarket Street, Georgetown, South Carolina, consisting of approximately 2.5 acres of land, together with the buildings with approximately 29,572 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by A-C Development Club, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land; and

3.    All those certain tracts or parcels of land located in Greenwood, South Carolina, known as Lake Greenwood Crossing Shopping Center, with a street address of 3353 Highway 72, Greenwood, South Carolina, consisting of approximately 8.02 acres of land, together with the buildings with approximately 47,546 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by A-C Development Club, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

4.    Seller’s ground lease interest in all those certain tracts or parcels of land located in Moncks Corner, South Carolina, known as Moncks Corner Piggly Wiggly, with a street address of 100 West Main Street, Moncks Corner, South Carolina, consisting of approximately 3.5 acres of land, together with the buildings with approximately 26,800 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon ground leased by A-C Development Club, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

5.    All those certain tracts or parcels of land located in Mullins, South Carolina, known as Mullins South Park Shopping Center, with a street address of 208 McIntyre Street, Mullins, South Carolina, consisting of approximately 6.1 acres of land, together with the buildings with approximately 58,907 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by A-C Development Club, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

6.    All those certain tracts or parcels of land located in Bluffton, South Carolina, known as Shoppes at Myrtle Park, with a street address of 50 Burnt Church Road, Bluffton, South Carolina, consisting of approximately 10.4 acres of land, together with the buildings with approximately 56,580 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by Shoppes at Myrtle Park, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

7.    All those certain tracts or parcels of land located in Lexington, South Carolina, known as South Lake Pointe Shopping Center, with a street address of 1123 South Lake Drive, Lexington, South Carolina, consisting of approximately 6.78 acres of land, together with the buildings with approximately 44,318 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by A-C Development Club, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

8.    All those certain tracts or parcels of land located in St. Matthews, South Carolina, known as St. Matthews Shopping Center, with a street address of 615 Harry Rayon Drive, St. Matthews, South Carolina, consisting of approximately 3.4 acres of land, together with the buildings with approximately 29,015 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by A-C Development Club, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

9.    All those certain tracts or parcels of land located in Darien, Georgia, known as Darien Bi-Lo, with a street address of 1338 Northway, Darien, Georgia, consisting of approximately 3.84 acres of land, together with the buildings with approximately 26,001 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by A-C Financing, LLC (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

10.    All those certain tracts or parcels of land located in Lexington, South Carolina, known as Lake Murray Shopping Center, with a street address of 760 Highway 378, Lexington, South Carolina, consisting of approximately 6.16 acres of land, together with the buildings with approximately 39,218 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by A-C Financing, LLC (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

11.    All those certain tracts or parcels of land located in Pawley’s Island, South Carolina, known as Litchfield Market Village, with a street address of 115 Willbrook Boulevard, Pawley’s Island, South Carolina, consisting of approximately 10.84 acres of land, together with the buildings with approximately 62,740 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by A-C Financing, LLC (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

12.    All those certain tracts or parcels of land located in Pawley’s Island, South Carolina, known as Shops at Litchfield, with a street address of 113 & 119 Willbrook Boulevard, Pawley’s Island, South Carolina, consisting of approximately 3.02 acres of land, together with the buildings with approximately 24,000 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by Litchfield Shops Financing, LLC (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

13.    All those certain tracts or parcels of land located in Ladson, South Carolina, known as Ladson Crossing Shopping Center, with a street address of 9616 Highway 78, Ladson, South Carolina, consisting of approximately 9.93 acres of land, together with the buildings with approximately 52,607 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by Ladson Crossing Financing, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

14.    Seller’s ground lease interest in all those certain tracts or parcels of land located in Columbia, South Carolina, known as Devine Street Shopping Center, with a street address of 3818 Devine Street, Columbia, South Carolina, consisting of approximately 3.26 acres of land, together with the buildings with approximately 38,464 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon ground leased by Devine Center Financing, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

15.    All those certain tracts or parcels of land located in Ridgeland, South Carolina, known as Ridgeland Piggly Wiggly, with a street address of 113 North Jacob Smart Boulevard, Ridgeland, South Carolina, consisting of approximately 1.4 acres of land, together with the buildings with approximately 20,029 square feet of improvements, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by A-C Development Club, LLC, (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land.

Said tracts of land, the Improvements and all other rights described above being hereinafter collectively referred to as the “Real Property”.

B.    All equipment, furniture, furnishings, supplies and other fixtures of every description located on, or attached to the Real Property and which are owned by Seller as of the Effective Date (the “Additional Property”), and

C.    All leases of portions of the Real Property (the “Leases”), as more particularly described in that rent roll on Exhibit “B” attached hereto and by this reference made a part herein; and

D.    To the extent of Seller’s interest, if any, and to the extent transferable at no cost to Seller, all other assets and property rights (including intangible assets) relating to the Real Property and Additional Property or any portion thereof, including, but not limited to, all reciprocal easement agreements, operating agreements, development agreements, warranties, guarantees and bonds, certificates of occupancy, trade names, service marks, service contracts (to the extent assumed by Purchaser), governmental and regulatory licenses and permits (including any permits relating to stormwater management), final working drawings, engineering plans, utilities lay-out plans, surveys, topographical plans and plans and specifications.

The Real Property, Additional Property, Leases and all other assets and property rights and interests described in this Section 1 are hereinafter collectively referred to as the “Property”.

2.    Purchase Price and Terms of Payment.
A.    The purchase price (the “Purchase Price”) for the Property shall be Seventy One Million and 00/100 Dollars ($71,000,000.00) and shall be paid on the Closing Date by Federal funds wire transfer, in United States dollars. The parties agree that the Purchase Price is allocated amongst the individual shopping centers which comprise the Property as set forth on Exhibit “C”.

B.    Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Initial Deposit”) shall be deposited by Purchaser in escrow with Wesley M. Graybill, Graybill, Lansche and Vinzani, 2721 Devine Street, Columbia, South Carolina 29205 as escrow agent (the “Escrow Agent”), within two (2) business days after the Effective Date. Provided that the Purchaser does not terminate the Contract during the Review Period, an additional Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Second Deposit”) shall be deposited by Purchaser in escrow with the Escrow Agent, no later than two business days after the expiration of the Review Period. As used in this Contract, “Deposit” shall refer collectively to the Initial Deposit and the Second Deposit, together with all interest earned thereon, if any. If the transaction contemplated by this Contract closes in accordance with the terms and conditions of this Contract, the Deposit shall be delivered by the Escrow Agent to Seller as payment toward the Purchase Price.

C.    The remaining balance of the Purchase Price shall be payable in cash or by wire transfer or other immediately available funds to Seller on the Closing Date.

3.    Review Period; Inspection.

A.    At all times during the period commencing on the Effective Date and terminating on the date that is thirty (30) days after the Effective Date (the “Review Period”), Purchaser, its agents, employees, representatives and contractors, at Purchaser’s sole cost and expense, shall have the rights:

1.    To enter upon the Real Property at all reasonable times, and after reasonable advance notice to Seller, to perform such tests, inspections and examinations of the Real Property and Additional Property as Purchaser deems advisable, including the structural condition of, and all electrical and mechanical systems contained in, the Improvements, and to make investigations with regard to title to the Real Property, environmental matters, matters of survey, flood plain of the Real Property, utilities availability, zoning and building code and other applicable governmental requirements with regard to the Real Property and the use thereof. With respect to the foregoing investigations, Purchaser, its agents, employees, representatives and contractors, may enter upon the Real Property and do all things necessary in connection therewith, subject to the tenants’ rights of occupancy, and provided they do not adversely affect the Real Property. In no event shall Purchaser be entitled to conduct invasive testing absent the consent of Seller in Seller’s sole discretion. Purchaser shall not unreasonably disturb any of the tenants while conducting its inspections, tests and studies. Purchaser shall indemnify, defend and hold Seller harmless from and against all cost, loss, damage and expense, including reasonable attorneys’ fees, arising out of Purchaser’s or its agent’s or independent contractor’s negligent actions or willful misconduct in conducting the activities upon the Real Property pursuant to the terms of this paragraph, which such indemnification shall survive the Closing; and

2.    After reasonable advance notice to Seller, to investigate and review any and all books and records relating to the Property and all Leases, service agreements, tenant correspondence, operating statements, warranties, guarantees or bonds, certificates of occupancy, governmental or regulatory licenses and permits, plans and specifications and other items relating to the Property. Within five (5) days of the Effective Date Seller shall forward to Purchaser true and complete copies of all the items set forth on Exhibit “D” to the extent that such items are in its possession or control. At all reasonable times Seller shall make available to Purchaser, its counsel and accountants, all financial and operating data and other books and records pertaining to the Property under Seller’s control.
B.    Purchaser shall have the right during the Review Period to determine that it is satisfied, in its sole and absolute discretion, with the results of any of the tests, inspections or investigations relating to the Property or the operation thereof, and that the Property is suitable in all respects for Purchaser’s intended purposes or needs. In the event Purchaser does not, prior to the end of the Review Period, notify Seller in writing of the waiver of its right to terminate this Contract pursuant to its review of the items as set forth in this Section 3, this Contract shall automatically terminate without requirement of further action on the part of Purchaser or Seller. In the event of such termination, Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, and shall provide Seller with copies of any reports generated by Purchaser in the exercise of its inspection rights under this Section 3, and so long as Purchaser is not in default hereunder, the Deposit shall be refunded to Purchaser and neither party shall have any further liability or obligations to the other hereunder; provided, however, the indemnity contained in Section 3 (A) and Section 15 herein shall survive.
4.    Title.
A.    Purchaser shall obtain at its sole cost and expense a current ALTA owner's title commitment for title insurance for the Real Property (the "Title Commitment") issued by the Escrow Agent, together with true and complete copies of all exceptions contained therein and Purchaser shall obtain, at its sole cost and expense, an ALTA Survey of the Real Property (the "Survey"). Upon the receipt of the Title Commitment and Survey, Purchaser shall review all such information and shall, prior to the end of the Review Period, furnish a copy of the Title Commitment and Survey to Seller together with a statement as to which exceptions shown on the Title Commitment or matters on the Survey are unacceptable to Purchaser (the "Title Objection(s)"). If Purchaser fails to deliver such notice of Title Objections to Seller prior to the end of the Review Period, then Purchaser shall be deemed to have found title unacceptable in all respects and this Contract shall be deemed terminated by Purchaser, Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, and shall provide Seller with copies of any reports generated by Purchaser in the exercise of its inspection rights under Section 3, the Deposit shall be returned to Purchaser and the Seller and Purchaser shall have no further responsibility to each other under this Contract; provided, however, the indemnity contained in Section 3 (A) and Section 15 herein shall survive such termination.

B.    Within five (5) business days of receipt of Purchaser's written notice of Title Objections (the “Seller Election Date"), Seller shall notify Purchaser in writing of any Title Objections which Seller either refuses to cure or is unable to cure in a manner acceptable to Purchaser. In the absence of such notice from Seller to Purchaser, Seller shall be deemed to have elected not to satisfy, correct or cure any Title Objections.

C.    In the event Seller notifies Purchaser or is deemed to have notified Purchaser on or before the Seller Election Date of its election to refuse to cure or its inability to cure in a manner acceptable to Purchaser all of the Title Objections of which Seller is notified by Purchaser, then Purchaser shall by notice to Seller within five (5) business days after the Seller Election Date elect one of the following:
1.    To waive such Title Objection(s) and to close the transaction in accordance with the terms of this Contract; or
2.    To terminate this Contract by notice to Seller given on or before the date which is five (5) business days after the Seller Election Date, in which case Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, and shall provide Seller with copies of any reports generated by Purchaser in the exercise of its inspection rights under Section 3, and the Deposit shall be refunded to Purchaser and neither party shall have any further liability or obligations to the other hereunder; provided, however, the indemnity contained in Section 3 (A) and Section 15 herein shall survive such termination. If Purchaser fails to deliver such notice to Seller within five (5) business days after the Seller Election Date, then Purchaser shall be deemed to have found title to the Real Property unacceptable in all respects and this Contract shall be deemed terminated by Purchaser, the Deposit shall be returned to Purchaser and the Seller and Purchaser shall have no further responsibility to each other under this Contract provided; however, the indemnity contained in Section 3 (A) and Section 15 herein shall survive such termination.
D.    "Permitted Exceptions" shall mean all exceptions shown on the Title Commitment and matters noted on the Survey and all other matters of record or matters which would have been discovered by an accurate and complete survey other than the Title Objections which Seller agrees to cure pursuant to this Section 4.
E.    Notwithstanding anything in this Contract to the contrary, and notwithstanding any notice of Title Objections delivered hereunder or not delivered hereunder, Seller shall cause all mortgages, deeds of trust, judgments and liens which arise by or through Seller and which encumber the Property to be satisfied, vacated or released from the Property on or prior to Closing and Seller shall take all actions necessary to satisfy all such matters on the Title Commitment and Seller shall cause the Title Company to insure title to the Property as vested in Purchaser without any exception for such matters.

5.    Representations and Warranties of Seller. Seller warrants and represents to Purchaser as follows, which warranties and representations shall be deemed made on the Effective Date:

A.    Seller is the fee simple owner of or has a leasehold interest in the Real Property, as applicable. To the best knowledge of Seller, there are no title conditions adversely affecting title insurability of the Real Property. The title to the Real Property is marketable and good of record and in fact, free and clear of all liens, encumbrances or leases, except the Leases and those matters to be removed at or prior to Closing and the Permitted Exceptions.
B.    Each individual Seller is a validly existing South Carolina limited liability company formed and in good standing in the State of South Carolina, authorized to do business in the State of South Carolina or Georgia, as applicable, and has the authority to enter into and perform its obligations under this Contract. The person executing this Contract on behalf of Seller has been authorized to do so.
C.    The execution and delivery of this Contract do not, and the consummation of the transaction contemplated hereby will not in any material respect require any approval, consent, authorization or order of, or filing with, any private party or any governmental agency or body or violate any law, rule or regulation or any order, arbitration award, judgment or decree to which Seller is a party or by which the Seller or any of the Property is bound, except (a) the consent of the ground landlords under the applicable ground leases, and (b) the consent of the ESOP Trustees for Greenbax Enterprises, Inc. ESOP.

D.    The Property is not subject to any option contract or other sales contract, or to any leases or other occupancy agreements other than the Leases.
E.    Except as set forth in the information delivered by Seller pursuant to Section 3(A)(2) above, Seller has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, except (i) a pending condemnation action with respect to the Moncks Corner, South Carolina portion of the Real Property entitled South Carolina Department of Transportation, Condemnor, vs. Ralph D. West Family Trust B, Marguerite W. West and Paula West Rasberry, Trustees, and Margueriete W. West, Individually, Landowner(s), and A-C Development Club, LLC, Lessee, Other Condemnee(s), filed as Case No.: 2015-CP-08-393 in the Court of Common Pleas of Berkeley County, South Carolina (the “Moncks Corner Condemnation”, (ii) on October 30, 2015 Seller was notified of a claim for a fall suffered by Bruce Barker on September 6, 2015 at the Ladson Crossing Shopping center, (iii) a slip and fall claim by Shirley Gadson with respect to the Ladson South Carolina property, and (iv) an ejectment action by Seller against Carolina Grace Catering, Inc., d/b/a Pizza K.
F.    The Seller has not received from any governmental authority any written notice of, and the Seller presently has no knowledge of, pending or contemplated condemnation proceedings affecting the Property except the Monck’s Corner Condemnation.
G.    Except as set forth in the information delivered by Seller pursuant to Section 3(A)(2) above, Seller has not received any notice from any insurance company or any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies with respect to, or requesting the performance of any repairs, alterations or other work to the Property.
H.    Except as set forth in the information delivered by Seller pursuant to Section 3(A)(2) above, to the best of Seller’s knowledge, the Real Property is not and has not been in violation of any applicable environmental law, including, without limitation, those listed below in this paragraph. Further, to the best of Seller’s knowledge, except as set forth in the information delivered by Seller pursuant to Section 3(A)(2) above, the Real Property is not now, nor has it at any time during Seller’s ownership thereof been, used for the manufacture, processing, distribution, use, treatment, storage, disposal, placement, transport or handling of toxic materials, hazardous wastes or hazardous substances (as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.) or the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), oils, petroleum-derived compounds, or pesticides, all of which are hereinafter referred to as “Hazardous Materials”) except, in each case, in compliance with applicable law. In addition, to the best of Seller’s knowledge, except as set forth in the information delivered by Seller pursuant to Section 3(A)(2) above, no (i) underground storage tanks, (ii) asbestos (either commercially processed or excavated raw materials), (iii) electrical transformers, fluorescent light fixtures with ballast, or other items or equipment containing polychlorinated biphenyls (“PCBs”), or (iv) other Hazardous Materials are present on the Property, except any such items set forth in subsections(i) through (iv) which are present on the Property in a manner which is not a violation of any applicable law except as previously disclosed in writing to Purchaser by Seller. Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might seek contribution from Seller to clean up or remediate such condition. Notwithstanding anything to the contrary herein, the effect of the representations made in this subparagraph shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Purchaser or its agents.
I.    No assessments or charges for any public improvements have been made against the Property which remains unpaid. No improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made.
J.    Exhibit “B” lists all (i) leases for any portion of the Property and all amendments and any other writings related thereto in effect on the Effective Date and (ii) guaranties with respect to the Leases in effect on the Effective Date (the “Guaranties”). Each of the Leases and Guaranties is valid and subsisting and in full force and effect, has not been further amended, modified or supplemented and to the best of Seller’s knowledge the tenant thereunder is in actual possession in the normal course. No tenant has asserted any claim of which Seller has notice which would in any way affect the collection of rent from such tenant, no written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller or its agents from the tenant thereunder, and, to the best of Seller’s knowledge, the tenant under each Lease is not in default thereunder, except where such claims and defaults could not reasonably be expected to have a material adverse effect on the Property as a whole (it being agreed that any such claim or default by a Key Tenant (as defined below) shall be deemed to have a material adverse effect on the Property as a whole). All improvements, landlord work, painting, repairs, alterations and other work required to be performed thereunder, have been or will, be fully performed and paid for in full prior to Closing.
K.    The rents set forth in Exhibit “B” are the actual rents, income and charges presently being collected by Seller. Except as set forth in Exhibit “B”, no tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month. None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, except in connection with any loan to be fully satisfied prior to, or at, Closing. No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit “B” hereto, if any.
L.    Following Closing, no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof.
M.    All documents provided to Purchaser, including without limitation the items provided pursuant to Section 3 (A) (2) herein are the complete originals or, if not originals, are true, accurate, and complete copies thereof. Purchaser shall be entitled to rely upon the financial reports produced exclusively by Seller; items 5, 7, 16, 17, on the attached Exhibit “D” shall be deemed to be financial reports produced exclusively by Seller. Other than as set forth in the preceding sentence, Seller does not warrant the accuracy of any reports produced by third parties.
N.    Intentionally Left Blank.
O.    The Seller is not a debtor in any bankruptcy or other insolvency proceeding.
P.    All amounts due and payable by Seller under any operating and reciprocal easement agreements affecting the Real Property have been paid in full and Seller has not received written notice of default under any such agreements which has not been cured. To the best of Seller’s knowledge, there are no parties subject to such agreements which are in default under any of such agreements.
6.    Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:
A.    This Contract is validly executed and delivered by Purchaser and the performance by Purchaser hereunder does not violate (i) any agreement or contract to which Purchaser is a party or (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject.
B.    The execution of this Contract by Purchaser has been properly authorized and is the binding obligation of Purchaser.
7.    Covenants of Seller. Seller covenants and agrees as follows:
A.    After the Effective Date, Seller will not (i) mortgage, pledge or subject the Property or any part thereof to an unbonded lien or other encumbrance, (ii) permit any mechanic’s or materialmen’s lien to attach against the Real Property, (iii) execute or cause or permit to be placed of record any document affecting title to any portion of the Real Property, (iv) enter into, or subject any portion of the Property to, any option contract, sales contract, or any other agreement, pursuant to which any party shall have any right to purchase any portion of the Property; provided, however, that Seller may enter into a contract to sell all or any portion of the Property provided that the obligation of Seller to perform under such contract is conditional upon the termination of this Contract, or (v) enter into any lease, assignment, amendment, modification, supplement or renewal of any of the Leases, without first receiving Purchaser’s prior written approval, which approval will not be unreasonably withheld.
B.    Seller will not sell or otherwise dispose of or remove any fixtures, mechanical equipment or any other item included within the Property except in the ordinary course of business.
C.    Seller will not do any act without the prior written consent of Purchaser which will materially adversely affect the warranties, guarantees, bonds and other items to be transferred to Purchaser as specified in Section 1 (D) herein.
D.    Seller will comply with each and every material undertaking, covenant and obligation of the landlord under the Leases.
E.    Seller will maintain or cause to be maintained the Property, including all plumbing, heating, ventilating, air conditioning and other mechanical and electrical systems contained in the Improvements, in good order and repair, reasonable wear and tear excepted.

F.    Seller will pay or cause to be paid all debts, taxes, fees, assessments, commissions, and other obligations related to the use and ownership of the Property up to the date of Closing, except for those items for which proration is agreed upon in accordance with the provisions of Section 10 herein.
G.    Seller will: (i) manage and operate the Property only in the ordinary and usual manner and maintain in full force and effect until the Closing Date all appropriate insurance policies; (ii) deliver the Property on the Closing Date in substantially the same condition it is in on the date of this Contract, reasonable wear and tear excepted; (iii) give prompt written notice to Purchaser, by overnight delivery from a recognized national carrier, electronic mail and facsimile of any fire or other casualty affecting the Property after the Effective Date; and (iv) deliver to Purchaser, promptly after receipt by Seller, copies of all notices of violation issued by governmental authorities with respect to the Property received by Seller after the Effective Date.
H.    Seller will give notice of termination to be effective at Closing with regard to any management or leasing contract or fee arrangement between Seller and any other party for or in connection with the Real Property and all payments due thereunder will be paid in full by Seller prior to Closing and Seller shall hold Purchaser harmless from any claims thereunder, unless Purchaser, at its sole option, assumes any such agreement in writing. Seller further warrants and represents that all such contracts and agreements shall be terminated effective as of Closing, unless otherwise assumed by Purchaser as noted above.
I.    Seller will promptly notify Purchaser in writing if any event occurs or condition exists which renders any of the representations contained herein untrue or misleading.
8.    Conditions.
(a)    In addition to Purchaser’s absolute right to terminate this Contract for any reason at any time during the Review Period, the obligation of Purchaser under this Contract to purchase all of the Property from Seller (as set forth in more detail below) is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Purchaser by written waiver at or prior to the Closing Date:
A.    Title to the Real Property shall be good and marketable as required herein, free and clear of all liens and encumbrances and subject to no exceptions other than the Permitted Exceptions and the Escrow Agent shall be prepared, subject to payment of any required premium by Purchaser, to issue an owner’s title insurance policy pursuant to the Title Commitment insuring the title to the Real Property subject only to the Permitted Exceptions in the amount of the Purchase Price and with such endorsements as Purchaser shall reasonably require. Seller shall discharge all liens that encumber the Property at Closing which arise by or through Seller.
B.    Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Contract to be performed by, observed and complied with on its part either on or prior to the Closing Date.
C.    All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date.
D.    The physical condition of the Property shall not have materially changed since the Effective Date.

E.    All Key Tenants (as defined below) of the Leases shall be occupying the Property and operating its business in the leased premises and none of them shall be in default in the payment of rent or performance of any other material obligation.
F.    Intentionally deleted.
G.    Notwithstanding that certain of Seller's representations and warranties may be limited to the extent of actual knowledge of the facts stated therein, it shall be a condition precedent to Purchaser's obligation to conduct Closing that the facts stated in all such representations and warranties shall be correct in all material respects as of the time of Closing.
H.    The consents referenced in Section 5(C) shall have been obtained on terms and conditions reasonably satisfactory to Purchaser.
I.    Seller will deliver to Purchaser, prior to Closing, duly executed originals of estoppel certificates (the “Estoppel Certificates”) from Bi-Lo at Darien, Piggly Wiggly at Devine Street, Harris Teeter at Folly Crossing, Piggly Wiggly and Family Dollar at Georgetown Center, Bi-Lo at Ladson Crossing, Bi-Lo at Lake Greenwood, Bi-Lo at Lake Murray, Bi-Lo, Eggs Up and Pawley Island Pharmacy at Litchfield Market, Piggly Wiggly at Moncks Corner, Bi-Lo and Family Dollar at South Park, Piggly Wiggly at Ridgeland, Bi-Lo and Tidelands Bank at Myrtle Park, Piggly Wiggly at South Lake and Bi-Lo at St. Matthews, hereinafter referred to as the “Key Tenants” and from other tenants representing at least seventy percent (70%) of the leased area of each of individual properties, exclusive of the area of each property leased to the Key Tenants under the Leases, in the form attached hereto as Exhibit “E” or upon any similar form required by any lender to Purchaser; provided, however, that if a form of estoppel certificate is attached to or otherwise prescribed in an applicable Lease, or a tenant is a regional or national chain (or a franchisee thereof) and has a form of estoppel certificate that it routinely uses, then such form shall be deemed to be acceptable to Purchaser. Seller shall deliver all of the Estoppel Certificates obtained from the tenants to Purchaser prior to Closing. To be acceptable to Purchaser, the Tenant Estoppels shall be in the required form and each such Estoppel Certificate shall state no claim of offset by the tenant, no default by Seller under the Leases, no circumstance which would with the giving of notice or passing of time be a default by Seller under any Lease within the aforesaid time period and shall affirm the financial data as disclosed on the attached Exhibit “B”. Each Guarantor of a Lease shall execute the attached Guarantee Estoppel attached hereto as Exhibit “F” without any amendments thereto; provided, however, that if a tenant is a regional or national chain and has a form of guarantor estoppel certificate that it routinely uses, then such form shall be deemed acceptable to Purchaser.
J.    Seller will deliver to Purchaser, prior to Closing, duly executed originals of subordination, nondisturbance agreements (the “SNDA Agreements”) from each Key Tenant under the Leases and any tenant of the Real Estate that has recorded a memorandum of lease or short-form lease in the land records in the form attached hereto as Exhibit “G” or upon any similar form required by any lender to Purchaser; provided, however, that if a form of SNDA Agreement is attached to or otherwise prescribed in an applicable Lease, or a tenant is a regional or national chain and has a form of SNDA Agreement that it routinely uses, then such form shall be deemed to be acceptable to Purchaser.
In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Purchaser as of the Closing Date, then the following shall apply:

With respect to the conditions set forth in Subsections (A), (B), (C), (D), (E), (G), and (H), in the event any such conditions are not satisfied by the Closing Date, Purchaser may either (i) unilaterally modify this Contract to exclude the shopping center(s) to which the unsatisfied condition relates (e.g., if litigation is filed with respect to the Folly Road Crossing Shopping Center, which litigation renders the representation and warranty in Section 5(E) not true and correct in all material respects as of the Closing Date, causing the non-satisfaction of the condition in Section 8(C), Purchaser may modify this Contract to exclude such shopping center) with a corresponding reduction in the Purchase Price based on the allocations set forth on Exhibit “C”, in which case Purchaser shall proceed to Closing on the remaining shopping centers and immediately return to Seller any documents, plans, studies or other materials related to the excluded Property that were provided by Seller to Purchaser, and shall provide Seller with copies of any reports generated by Purchaser with respect to the excluded Property in the exercise of its inspection rights under Section 3, (ii) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed, or (iii) if any such condition that is not satisfied by the Closing Date relates to any of the shopping centers known as Folly Road Crossing Shopping Center, Ladson Crossing Shopping Center, Litchfield Market Village, Shoppes at Myrtle Park, South Lake Pointe Shopping Center or Mullins South Park Shopping Center, then Purchaser may terminate this Contract, in which case the Deposit together with accrued interest shall be paid to the Purchaser, the Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, and shall provide Seller with copies of any reports generated by Purchaser in the exercise of its inspection rights under Section 3; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all rights and remedies as set forth in Section 13 herein.
With respect to the conditions set forth in Subsections (I) & (J), in the event any such conditions are not satisfied by the Closing Date, Purchaser may either (i) unilaterally modify this Contract to exclude the shopping center(s) to which the unsatisfied condition relates with a corresponding reduction in the Purchase Price based on the allocations set forth on Exhibit “C”, in which case Purchaser shall proceed to Closing on the remaining shopping centers and immediately return to Seller any documents, plans, studies or other materials related to the excluded Property that were provided by Seller to Purchaser, and shall provide Seller with copies of any reports generated by Purchaser with respect to the excluded Property in the exercise of its inspection rights under Section 3, (ii) terminate this Contract, in which case the Deposit together with accrued interest shall be paid to the Purchaser, the Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, and shall provide Seller with copies of any reports generated by Purchaser in the exercise of its inspection rights under Section 3, or (iii) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all rights and remedies as set forth in Section 13 herein.
(b)    The obligation of Seller under this Contract to sell all of the Property from Seller (as set forth in more detail below) is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Seller by written waiver at or prior to the Closing Date:

A.    The consents referenced in Section 5(C) shall have been obtained on terms and conditions reasonably satisfactory to Seller.
With respect to condition (A), Seller may either (i) unilaterally modify this Contract to exclude the shopping center(s) to which the unsatisfied condition relates (e.g., if the consent of the ground landlord with respect to the Moncks Corner Shopping Center is not obtained, Seller may modify this Contract to exclude such shopping center) with a corresponding reduction in the Purchase Price based on the allocations set forth on Exhibit “C”, in which case Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the excluded Property that were provided by Seller to Purchaser, and shall provide Seller with copies of any reports generated by Purchaser with respect to the excluded Property in the exercise of its inspection rights under Section 3, or (ii) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed.
(c)    Notwithstanding any termination of this Contract or unilateral modification to exclude a shopping center which comprises the Property as allowed by this Section 8, the indemnity contained in Section 3 (A) and the indemnity contained in Section 15 shall continue to apply with respect to all the Property as originally described in this Contract.
9.    Closing.
A.    Unless this Contract is terminated by Purchaser or Seller as herein provided, the closing hereunder (the “Closing”) shall be conducted in escrow by the Escrow Agent on or before January 29, 2016 (the “Closing Date”).
B.    At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Seller shall deliver or cause to be delivered to Purchaser one set of the following for each of the individual properties, copies of which shall be delivered to Purchaser five (5) days prior to Closing for its review and approval (except that originals or copies of the Leases and Guarantees referenced in Subsection (3) and originals of the guaranties, warranties, bonds and other related documents referenced in Subsection (5), as well as the items in Subsections (6), (7), (8), (10) need not be delivered until the Closing Date):
1.    A limited warranty deed, duly executed and acknowledged by Seller and in proper form for recordation, conveying good, marketable fee simple title to the Real Property, free and clear of all liens and encumbrances, other than the Permitted Exceptions. If requested by Purchaser, the Seller shall execute and deliver a quitclaim deed which shall describe the Real Property by reference to the Survey obtained by Purchaser.
2.    A bill of sale with warranty of ownership or assignment and assumption of lease, as the case may be, of all of the Additional Property, duly executed and acknowledged by Seller.
3.    To the extent in Seller’s possession or control, the originals, and otherwise complete copies, of the Leases and Guarantees thereof, together with a valid assignment and assumption, duly executed by Seller assigning to Purchaser all of Seller’s right, title and interest, as landlord in and to the Leases and Guarantees thereof, free and clear of all assignments, pledges or hypothecations thereof, which assignment and assumption shall include Seller’s indemnity for all matters arising or asserted due to events or occurrences arising on or before the Closing Date, and Purchaser’s indemnity for such matters arising after the Closing Date.

4.    Notice to the tenants under the Leases in the form approved by Purchaser and in conformity with the requirements of the Leases, duly executed and acknowledged by Seller, advising the tenants of the sale of the Property to Purchaser and directing that rent and other payments thereafter be sent to Purchaser (or its agent) at the address provided by Purchaser.
5.    A valid assignment and assumption, duly executed and acknowledged by Seller, assigning to Purchaser all of Seller’s interest in and to guarantees, warranties and bonds and other assets comprising the Property, together, to the extent in Seller’s possession or control, with the original of each such guaranty, warranty, bonds and other related documents.
6.    To the extent they are in Seller’s possession or control, originals of all certificates of occupancy, licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Real Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions).
7.    To the extent they are in Seller’s possession or control, a complete set of the final working drawings, engineering plans, utilities lay-out plans, topographical plans and the like used in the construction of the Improvements.
8.    Such affidavits or letters of indemnity, duly executed and acknowledged by Seller, as the Escrow Agent shall reasonably require in order to issue policies of title insurance free of any exceptions for unfiled mechanics, materialmen’s or similar liens, gap coverage and parties in possession (other than the tenants under the Leases).
9.    A certificate of non-foreign status as required by Section 1445 of the Internal Revenue Code, duly executed by Seller.
10.    All keys, codes, or other security devices used in connection with the operation of the Property.
11.    A certificate that all of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date, or if Seller’s representations and warranties are not true and correct in all material respects as of the Closing Date, a certificate which states which representations and warranties are not true and correct in all material respects as of the Closing Date (including an explanation of why such representation and warranty is not true and correct as of the Closing Date) and states that all other representations and warranties are true and correct in all material respects as of the Closing Date, duly executed by Seller.
12.    Any other documents reasonably requested by Purchaser or    Purchaser’s title insurance company in order to consummate the transaction contemplated by this Contract, duly executed by Seller.
13.    A closing statement, duly executed by Seller.
14.    Amendments to certain of the Leases, making the adjustments to rent as referenced in Exhibit “H”, in the form attached hereto as Exhibit “H”.
15.    An Assignment and Assumption of Ground Lease for the properties known as Monck’s Corner Piggly Wiggly and Devine Street Shopping Center, duly executed and acknowledged by Seller and in proper form for recordation.

C.    At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Purchaser shall deliver or cause to be delivered:
1.    Cash, wire transfer or other immediately available funds payable to Seller in the allocated amount of the funds at Closing, as specified in Sections 2 (A) herein.
One set of the following for each of the individual properties:
2.     A bill of sale with warranty of ownership or assignment and assumption of lease, as the case may be, of all of the Additional Property, duly executed and acknowledged by Purchaser.
3.    A valid assignment and assumption, duly executed by Purchaser, assigning to Purchaser all of Seller’s right, title and interest, as landlord, in and to the Leases and Guarantees thereof, free and clear of all assignments, pledges or hypothecations thereof, which assignment shall include Seller’s indemnity for all matters arising or asserted, due to events or occurrences arising on or before the Closing Date, and Purchaser’s indemnity for such matters arising after the Closing Date.
4.    A valid assignment and assumption, duly executed and acknowledged by Purchaser, assigning to Purchaser all of Seller’s interest in and to guarantees, warranties and bonds and other assets comprising the Property.
5.    A closing statement executed by Purchaser.
6.    An Assignment and Assumption of Ground Lease for the properties known as Monck’s Corner Piggly Wiggly and Devine Street Shopping Center, duly executed and acknowledged by Purchaser and in proper form for recordation.
7.    An Assignment and Assumption of the Landlord Agreements, duly executed by Purchaser, whereby Purchaser assumes Seller’s obligations under those certain Landlord Agreements attached hereto as Exhibit “I”.
10.    Adjustments.
The following shall be adjusted between Seller and Purchaser and shall be prorated on a per diem basis as of the Closing Date, except as noted below:
A.    All rents and other payments and obligations pursuant to the Leases, with Seller being entitled to rent and other payments for the period to and including the day prior to the Closing Date and Purchaser being entitled to rent and other payments for the period from and after the Closing Date. All monies received after Closing from a tenant in arrears at Closing shall be first applied to current rent, then to arrearages and any other amounts owing to Seller. Purchaser shall be under no obligation to collect any arrearages owing to Seller, but Purchaser shall make commercially reasonable efforts, exclusive of any legal proceeding, to collect same from tenants that owe delinquent rent to Seller. Seller covenants and agrees, which covenant and agreement shall survive closing, not to sue or otherwise assert a claim under any Lease against any tenant of the Property that, at the time of assertion of the claim, is a tenant at the Property or is otherwise obligated to Purchaser under a lease for any portion of the Property.
B.    Real estate taxes (on the basis of the actual fiscal years for which such taxes are assessed), personal property taxes, and assessments on the Property shall be apportioned pro rata between Seller and Purchaser, with Seller responsible for the same to and including the day prior to the Closing Date and Purchaser responsible for the same from and after the Closing Date. In the event that as of the Closing date the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates and assessed valuation for the previous year, with known changes, shall be used at Closing and after the Closing occurs and when the actual amount of taxes for the year in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount of such taxes. Purchaser shall receive a credit in an amount equal to any taxes and assessments unpaid as of the Closing Date and for which Seller is responsible hereunder. Seller shall receive a credit in an amount equal to any taxes and assessments which have been paid by Seller applicable to periods on or after the Closing Date.
C.    Seller shall pay to Purchaser at Closing, by credit against the Purchase Price, all security deposits paid by tenants under the Leases, including any and all interest accrued thereon.
D.    (i)    Seller shall pay the amount of all transfer and recording taxes or charges on the deed conveying the Real Property. Purchaser agrees that it will reasonably cooperate with any proposed restructuring of the transactions contemplated by this Agreement proposed by Seller to minimize transfer and recording taxes or charges on the deed conveying the Real Property if Purchaser determines, in Purchaser’s sole discretion, that such restructuring (i) will result in the same economic benefit to Purchaser, (ii) shall not have any potential adverse effect on Purchaser, and (iii) shall not result in a delay with respect to Closing.
(ii)    Purchaser shall pay at Closing the cost of the charges of the Escrow Agent for issuance of the title commitment and owner’s title policy to Purchaser and any endorsement to the policy of title insurance, the cost of recording any security instruments required by any lender, the cost of the Survey and the escrow fees charged by Escrow Agent to act as settlement agent. Purchaser shall also pay all costs arising from or related to Purchaser’s studies and activities under the Review Period.
E.    All utilities, real estate taxes, operating expenses and other apportionable income and expenses paid or payable by Seller, including without limitation, Common Area Maintenance charges due under the Leases (collectively “CAM Charges”), shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Closing. Seller shall use its best efforts to cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Closing and all such bills shall be paid by Seller. Within ninety (90) days of Closing, Purchaser and Seller shall perform a final reconciliation of the CAM Charges due under the Leases for the calendar year up to the date of Closing (the “Short Year”) as follows: (i) Purchaser shall pay to Seller the amount by which the CAM Charges and taxes actually paid by Seller during such Short Year exceed that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year, or (ii) Seller shall pay to Purchaser the amount by which that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year exceeds the CAM Charges and taxes actually paid by Seller during such Short Year.
F.    With the exception of any adjustments to be made following the Closing Date, (a) if a net amount is owed by Seller to Purchaser pursuant to this Section 10, such amount shall be credited against the Purchase Price, and (b) if a net amount is owed by Purchaser to Seller pursuant to this Section 10, such amount shall be added to the Purchase Price.

11.    Possession.     Possession of the Property shall be delivered as of the Closing Date subject only to the Leases.
12.    Condemnation.     In the event that any eminent domain proceeding (including a temporary taking) affecting the Real Property or any part thereof or affecting any of the rights of the tenants under the Leases other than the Moncks Corner Condemnation is commenced or threatened by a governmental body having the power of eminent domain (a “Condemnation”), Seller shall immediately give Purchaser written notice thereof, and in the event, in Purchaser’s reasonable opinion, such Condemnation has no material adverse effect on the shopping center affected by such proceeding, Purchaser shall receive the award resulting from the Condemnation, (or if not then received, the right to the same shall be assigned to Purchaser), and this transaction shall be closed in the same manner as if no such Condemnation or other taking shall have occurred. However, if any such Condemnation has, or will have, in Purchaser’s reasonable opinion, a material adverse effect on the shopping center affected by such proceeding, Purchaser may unilaterally modify this Contract to exclude the shopping center affected by such proceeding with a corresponding reduction in the Purchase Price based on the allocations set forth on Exhibit “C”, in which case Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the excluded Property that were provided by Seller to Purchaser, and shall provide Seller with copies of any reports generated by Purchaser with respect to the excluded Property in the exercise of its inspection rights under Section 3. Notwithstanding any unilateral modification to exclude a shopping center which comprises the Property as allowed by this Section 12, the indemnity contained in Section 3 (A) and the indemnity contained in Section 15 shall continue to apply with respect to all the Property as originally described in this Contract.
13.    Seller’s Default.     In the event Seller shall be in breach or violation of, or shall default, fail or refuse to perform its obligations under this Contract, and provided that Purchaser provides notice of such breach or default to Seller and such breach or default is not cured within ten (10) days of such notice, Purchaser shall have as its exclusive remedy, the option to (a) terminate this Contract, in which event the Deposit shall be immediately forwarded by Escrow Agent to Purchaser and Purchaser shall be entitled to reimbursement by Seller for the out of pocket expenses incurred by Purchaser in the pursuit of the purchase of the Property, subject to a maximum out of pocket reimbursement of $50,000.00 to be paid by Seller to Purchaser; or (b) pursue the remedy of specific performance. Notwithstanding anything herein to the contrary, in the event that Seller willfully and intentionally defaults in its obligation under this Contract and if specific performance is not a commercially reasonable available remedy because of Seller willful acts, Purchaser shall have the right to pursue any remedy at law or in equity, including, without limitation, a claim for money damages.
14.    Purchaser’s Default; Liquidated Damages.     In the event Purchaser shall fail or refuse to perform its obligations under this Contract which are to be performed on or before the Closing Date, and provided that Seller provides notice of such default to Purchaser and such default is not cured within ten (10) days of such notice, the Deposit shall be forwarded by Escrow Agent to Seller on demand, which is hereby agreed to be adequate liquidated damages for Purchaser’s default hereunder, and Seller shall have no other rights or remedies. The parties acknowledge that the Deposit represents a reasonable effort to ascertain the damages to Seller in the event of a Purchaser default, which damages are difficult or impossible to quantify. The foregoing limitation shall not apply to the indemnity contained in Section 3 (A) or the indemnity contained in Section 15.

15.    Broker’s Commission.     Seller shall be responsible for, and shall pay in cash at Closing, and only if Closing shall occur, a real estate commission to SRS Real Estate Partners and Asbill- Christopher Development, Inc. (collectively, the “Broker”) pursuant to the terms of separate agreements. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller that except as provided in the preceding sentence no commissions are due and owing to any real estate broker or salesperson in connection with this transaction arising out of its actions. Seller and Purchaser hereby each agree to indemnify, defend and hold the other harmless from and against any claim for any real estate commission or similar fee arising out of its actions concerning the purchase and sale of the Property as contemplated by this Contract, which such indemnification shall survive the Closing. Seller acknowledges that Purchaser has disclosed that certain of its principals are licensed real estate agents in the Commonwealth of Virginia.
16.    Insurance; Risk of Loss.     At all times until the Closing has been consummated, Seller shall maintain in full force and effect casualty and liability insurance on or with respect to the Property, it being understood and agreed that all risk of loss with respect to the Property shall remain with Seller through Closing. In the event that prior to the Closing Date, the Improvements on the Property are damaged, destroyed, or rendered unusable, in whole or in part, by fire, or other cause, and in the event, in Purchaser’s reasonable opinion, such casualty has a material adverse effect on the shopping center affected by such casualty, then the Purchaser may unilaterally modify this Contract to exclude the shopping center affected by such casualty with a corresponding reduction in the Purchase Price based on the allocations set forth on Exhibit “C”, in which case Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the excluded Property that were provided by Seller to Purchaser, and shall provide Seller with copies of any reports generated by Purchaser with respect to the excluded Property in the exercise of its inspection rights under Section 3. Notwithstanding any unilateral modification to exclude a shopping center which comprises the Property as allowed by this Section 16, the indemnity contained in Section 3 (A) and the indemnity contained in Section 15 shall continue to apply with respect to all the Property as originally described in this Contract..
17.    Survival of Warranties.    All representations and warranties made by Seller shall survive the Closing for a period of one (1) year after Closing. This limitation shall not apply to any representations or warranties contained in any deed of bargain and sale executed by Seller and delivered to Purchaser at Closing.
18.    Assignment.        The rights of Purchaser under this Contract shall be assignable by Purchaser to an affiliate of Purchaser without the consent of Seller, either in whole or in part, but shall not be assignable to any other party unless the Seller provides its prior written consent thereto, in Seller’s sole discretion.
19.    Notices.     All notices, requests or other communications permitted or required under this Contract shall be in writing and shall be communicated by personal delivery, by nationally recognized overnight delivery service (such as Federal Express), by certified mail, return receipt requested, by electronic mail or by facsimile transmission to the parties hereto at the addresses shown below or at such other address as any of them may designate by notice to each of the others. Notice given by facsimile or electronic mail shall be effective as of the successful transmission of the facsimile (as evidenced by a successful transmission report generated by the sender’s facsimile equipment) or upon sending electronic mail, but only if notice is sent the same day by another method permitted by this Section 19.
Seller:

c/o Greenbax Enterprises, Inc.
884 Johnnie Dodds Blvd., Suite 202
Mt. Pleasant, South Carolina 29464
Attention: Bill Edenfield
E-mail: BEdenfield@gbxe.net

Copies to:

Asbill-Christopher Development, Inc.
1907 Thurmond Mall Blvd.
Columbia, SC 29201
Attn: James E. Christopher, Jr.
E-mail:jcacdi@aol.com

AND

Moore & Van Allen, PLLC
78 Wentworth Street
Charleston, South Carolina 29401
Attn: Manning Unger
E-mail: manningunger@mvalaw.com

Purchaser:
WHLR- ACD ACQUISITION COMPANY,
C/O Dave Kelly
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
Phone: (757) 627-9088
Fax: (757) 627-9081
Email: dkelly@WHLR.us

Copy to:
Stuart A. Pleasants, Attorney at law
Stuart A. Pleasants, P. C.
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
Phone: (757) 275-7634
Fax: (757) 627-9081
Email: stuartpleasants@verizon.net

Escrow Agent:
Wesley M. Graybill
Graybill, Lansche and Vinzani
2721 Devine Street
Columbia, South Carolina 29205
Direct: (803) 404-5703
Facsimile: (803) 404-5701
Mobile: (803) 260-5579
wgraybill@glvlawfirm.com

20.    Escrow.     Upon its receipt thereof, Escrow Agent shall deposit the Deposit in a federally insured interest bearing account, with all accrued interest earned thereon to be added to and deemed a part of the Deposit. Except as otherwise provided in this Contract, the Deposit shall be delivered by Escrow Agent to Seller on the Closing Date for application against the Purchase Price; provided, however, if Purchaser shall be entitled to a refund of the Deposit in accordance with the terms of this Contract, Escrow Agent shall promptly refund the Deposit to Purchaser or if Seller shall be entitled to the Deposit in accordance with the terms of this Contract, Escrow Agent shall promptly pay the Deposit over to Seller. Escrow Agent shall have no liability to any party hereto in acting or refraining from acting hereunder except for willful malfeasance and shall perform such function without compensation. In the event of any dispute between the parties hereto or between Escrow Agent and Seller or Purchaser, Escrow Agent may deposit the Deposit in a court of competent jurisdiction for the purpose of obtaining a determination of such controversy. Seller and Purchaser agree to execute and deliver an escrow agreement in the form designated by Escrow Agent, which escrow agreement shall be in commercially reasonable format.

21.    Like Kind Exchange Under Section 1031 of the Internal Revenue Code; Other Tax Considerations . The parties acknowledge that Seller or Purchaser may wish to enter into a like kind exchange (either simultaneous or deferred) with respect to the Property (the “Exchange”) pursuant to the applicable provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary contained in this Contract, Seller or Purchaser shall have the right to assign its interest under this Contract without the other party’s consent for the sole purpose of enabling the assigning party to effectuate the Exchange, including execution of any necessary acknowledgment documents; provided, however, that notwithstanding any such assignment, the assigning party shall not be released from any of its liabilities, obligations or indemnities under this Contract. The other party shall cooperate in all reasonable respects with the assigning party to effectuate such Exchange; provided, however, that:
A.    Closing shall not be extended or delayed by reason of such Exchange;
B.    The non-assigning party shall not be required to incur any additional cost or expense as a result of such Exchange, and the assigning party shall forthwith, on demand, reimburse the non-assigning party for any additional cost or expense excepting for attorney’s fees incurred by the non-assigning party as a result of the Exchange in reviewing documents; and

C.    The assigning party’s ability to consummate the Exchange shall not be a condition to the obligations of assigning party under this Contract, and the non-assigning party does not warrant and shall not be responsible for any of the tax consequences to assigning party with respect to the transactions contemplated hereunder.
Further, Purchaser agrees that it will reasonably cooperate with any proposed restructuring of the transactions contemplated by this Agreement proposed by Seller to minimize taxable gain to Seller and/or Seller’s direct or indirect owners (including the provision of UPREIT shares in lieu of cash) if Purchaser determines, in Purchaser’s sole discretion, that such restructuring (i) will result in the same economic benefit to Purchaser, (ii) shall not have any potential adverse effect on Purchaser, and (iii) shall not result in a delay with respect to Closing.

22.    Miscellaneous.
A.This Contract shall be governed by, construed and enforced under the laws of the State of South Carolina, without regard to its conflicts of laws provisions.
B.This Contract sets forth the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings which led to the subject matter hereof.
C.All the terms, covenants, representations, warranties and conditions of this Contract shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, personal representatives, executors, successors and permissible assigns.
D.Failure of any party at any time or times to require performance of any provisions herein shall in no manner affect the right at a later time to enforce the provision. No waiver by either party of any condition, or the breach of any term, covenant, representation or warranty contained in this Contract, whether by conduct or otherwise, in any one of more instances, shall be deemed a further or continuing waiver of condition or covenant, representation or warranty contained in this Contract.
E.Any amendment or modification of this Contract shall be made in writing executed by the party sought to be charged thereby.
F.Wherever used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all other genders. If Seller consists of more than one individual or entity, all individuals and entities comprising Seller shall be jointly and severally liable under this Contract. In this Contract, whenever general words or terms are followed by the word “including” (or other forms of the word “include”) and words of particular and specific meaning, shall be deemed to include the words “including without limitation,” and the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning.
G.The captions and Section headings contained herein are for convenience only and shall not be used in construing or enforcing any of the provisions of this Contract.
H.This Contract may be executed by facsimile or electronic mail in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together,

shall constitute a single agreement. If executed by facsimile or electronic mail, the parties to this Contract may rely on an electronic copy or facsimile copy as an original.
I.Time is of the essence with respect to every provision of this Contract.
J.If the expiration of any time period measured in days occurs on a Saturday, Sunday or legal holiday, such expiration shall automatically be extended to the next day which is not a Saturday, Sunday or legal holiday.
K.In the event of any litigation between the parties hereto with respect to this Contract, the non-prevailing party in such litigation shall pay any and all costs and expenses incurred by the other party in connection with such litigation including, without limitation, court costs (including costs of any trial or appeal therefrom) and reasonable attorneys' fees and disbursements.
L.    Except as expressly set forth in this Contract, the exercise by any party to this Contract of any of its remedies under this Contract will be without prejudice to its other remedies under this Contract or available at law or in equity.
M.    Unless stated otherwise, the provisions of this Contract shall survive Closing.

Balance of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement.

PURCHASERS:

WHLR- ACD ACQUISITION COMPANY, LLC

/s/ Jon S. Wheeler
By Jon S. Wheeler, its Manager

SELLERS:

A-C DEVELOPMENT CLUB, LLC

By: Greenbax Enterprises, Inc., its Managing Member

By: /s/ David R. Schools
Name: David R. Schools
Title: President

A-C FINANCING, LLC

By: A-C Manager, its Manager

By: /s/ David R. Schools
Name: William A. Edenfield, Jr.
Title: Senior Vice President

LITCHFIELD SHOPS FINANCING, LLC

By: A-C Development Club, LLC, its Member

By: Greenbax Enterprises, Inc., its Managing Member

By: /s/ David R. Schools
Name: David R. Schools
Title: President

LADSON CROSSING FINANCING, LLC

By: A-C Development Club, LLC, its Member

By: Greenbax Enterprises, Inc., its Managing Member

By: /s/ David R. Schools
Name: David R. Schools
Title: President

DEVINE CENTER FINANCING, LLC

By: A-C Development Club, LLC, its Member

By: Greenbax Enterprises, Inc., its Managing Member

By: /s/ David R. Schools
Name: David R. Schools
Title: President

SHOPPES AT MYRTLE PARK, LLC

By: A-C Development Club, LLC, its Member

By: Greenbax Enterprises, Inc., its Managing Member

By: /s/ David R. Schools
Name: David R. Schools
Title: President